Amendment
to Amended and Restated
Investment Sub-Sub-Advisory Agreement By and Among
Invesco Advisers, Inc.
and Invesco Asset Management Ltd.
(as agreed to by JNL Series Trust)

This Amendment is made by and among Invesco Advisers, Inc., a Delaware corporation and registered investment adviser (“IA Inc.”), and Invesco Asset Management Ltd., a company incorporated in England and Wales, authorized by the Financial Services Authority and a registered investment adviser (“IAML”), each a “party”, collectively “parties”.

Whereas, IA Inc. and IAML entered into an Investment Sub-Sub-Advisory Agreement effective as of the 1st day of January, 2010, and Amended and Restated effective as of the 1st day of December, 2012 (“Agreement”), whereby IA Inc. appointed IAML to provide certain sub-investment advisory services to certain investment portfolios of JNL Series Trust (“Trust”).

Whereas, the parties have agreed to amend the following sections of the Agreement:

Section 2. “Duties of Sub-Sub-Adviser”;
Section 6. “Compliance with Applicable Law”; and
Section 7. “Term and Termination”.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement, as follows:

Delete sub-paragraph (k) under Section 2. “Duties of Sub-Sub-Adviser” in its entirety, and replace it with the following:

(k)           The Sub-Sub-Adviser shall act on instructions received from the Sub-Adviser, to the extent that such instructions are not inconsistent with the Sub-Sub-Adviser’s fiduciary duties, applicable law, or any obligations to the Fund hereunder, including all foreign laws, regulations, and regulatory requirements as set forth by applicable foreign regulatory agencies, as applicable.

Delete Section 6. “Compliance with Applicable Law” in its entirety, and replace it with the following:

6.   Compliance with Applicable Law.  The Sub-Sub-Adviser shall comply with all applicable laws, rules and regulations in the discharge or its obligations hereunder, specifically including, but not limited to Rule 17j-1, under the 1940 Act and the regulations adopted by the U.S. Securities and Exchange Commission; and the requirements of the Commodities Exchange Act and the regulations adopted by the U.S. Commodity Futures Trading Commission and National Futures Association.  Further, the Sub-Sub-Adviser will conduct its activities under this Agreement in accordance with applicable regulations of any governmental authority pertaining to its investment advisory activities, including all foreign laws, regulations, and regulatory requirements as set forth by applicable foreign regulatory agencies, as applicable.

Delete Section 7. “Term and Termination” in its entirety, and replace it with the following:

7.           Term and Approval.  This Agreement shall become effective upon approval by Board of Trustees of the Trust, including a majority of the disinterested Trustees, and shall thereafter continue in force and effect for two (2) years from the effective date of the initial Investment Sub-Sub-Advisory Agreement with regard to all Fund(s) covered by this Agreement. Thereafter, if not terminated as to a Fund, this Agreement will continue from year to year through June 30th of each successive year following the initial two year period, for each Fund covered by this Agreement, provided that such continuation is specifically approved at least annually by the Trust’s Board of Trustees of the Trust, including a majority of the disinterested Trustees.

This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, each party has caused this Amendment to be executed as of the respective dates set forth below, effective May 30, 2013.

Invesco Advisers, Inc.

By:	/s/ Brian Thorp
Name:	Brian Thorp
Title:	Vice President
Date:	7/08/13

Invesco Asset Management Ltd.

By:	/s/ AJ Proudfoot
Name:	AJ Proudfoot
Title:	Director
Date:	10 July 2013

Accepted and Agreed: JNL Series Trust

By:	/s/ Mark D. Nerud
Name:	Mark D. Nerud
Title:	President & CEO
Date:	June 10, 2013